         SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


          This SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment") is made as of December 26, 1996, by and among MIDDLEBY MARSHALL INC., a Delaware corporation having its principal place of business and chief executive office at 1400 Toastmaster Drive, Elgin, Illinois 60120 ("MMI"), ASBURY ASSOCIATES, INC., a Florida corporation having its chief executive office at 3810 Executive Way, Miramar, Florida 33025 ("AAI"), VICTORY REFRIGERATION COMPANY, a Delaware corporation having an office at 1400 Toastmaster Drive, Elgin, Illinois 60120 ("Victory"), VICTORY INTERNATIONAL, INC., a Delaware corporation having an office at 1400 Toastmaster Drive, Elgin, Illinois 60120 ("Victory International"), the lenders who are or who may from time to time become signatories hereto ("Lenders"), and SANWA BUSINESS CREDIT CORPORATION, a Delaware corporation having an office at One South Wacker Drive, Chicago, Illinois 60606 ("SBCC"), as agent for the Lenders hereunder (SBCC, in such capacity, being "Agent"). MMI, AAI, Victory and Victory International are sometimes hereinafter collectively referred to as "Borrowers" and individually as a "Borrower".

                         R E C I T A L S:

          A. MMI, AAI, Lenders and Agent are party to that certain Loan and Security Agreement dated as of January 9, 1995 and MMI, AAI, Victory, Victory International, Lenders and Agent are party to that certain First Amendment to Loan and Security Agreement dated as of March 28, 1996 (as amended, the "Loan Agreement") which, as amended, provides for a total credit facility of up to $42,500,000 in the form of a revolving line of credit, a term loan, a capital expenditure loan and a commitment to issue letters of credit. Capitalized terms not otherwise defined herein shall have the respective meanings assigned thereto in the Loan Agreement.

          B. MMI, AAI, Victory and Victory International have determined that it is in the best interest of the Borrowers to have Victory sell certain real estate owned by Victory located at Woodcrest & Burnt Mill Road, Cherry Hill, New Jersey 08034 (the "Cherry Hill Property") to Vineland Construction Co. ("Purchaser") pursuant to that certain Agreement of Purchase and Sale dated October 28, 1996 between Purchaser and Victory (the "Purchase Agreement").

          C. MMI, AAI, Victory, Victory International, Lenders and Agent desire to amend and modify certain provisions of the Loan Agreement. Upon the date on which each of the conditions set forth in Section 2 of this Amendment have been satisfied, all such amendments shall be deemed effective as of December ___, 1996 (the "Effective Date").

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

          SECTION 1. Amendment to the Loan Agreement. MMI, AAI, Victory, Victory International, Lenders and Agent agree that the Loan Agreement is, as of the Effective Date, amended as follows:

          1.1 The preamble to the Loan Agreement is hereby amended by (i) deleting the zip code "60127" in lines 4, 8 and 11 thereof and replacing it with the zip code "60120" in each instance, and (ii) deleting the address "10340 USA Today Way, Miramar, Florida 33025" in lines 5 and 6 thereof and replacing it with "3810 Executive Way, Miramar, Florida 33025".

          1.2 Section 1.1 is hereby amended by amending the definition of "Capital Expenditures" by deleting the last line thereof and replacing it with the following:

               with respect to Capitalized Lease Obligations, excluding expenditures financed by Purchase Money
               Indebtedness.

          1.3 Section 1.1 is hereby amended by amending the definition of "EBITDA" by adding the following sentence to the end of such definition:

               The foregoing notwithstanding, the calculation of EBITDA for the quarter ending September 30, 1996 shall not include the one time charge of approximately $1,371,000 from the discontinued operations of Victory.

          1.4 Section 1.1 is hereby amended by amending the definition of "Mortgage[s]" by deleting the last line of such definition and replacing it with the following:

               Elgin, Illinois and (ii) Fuquay-Varina,
               North Carolina.

          1.5 Section 9.2(C) is hereby amended by deleting "One Million Dollars ($1,000,000)" in line 18 thereof and replacing it with "Three Million Six Hundred Thousand Dollars ($3,600,000)".

          1.6 Section 9.2(M) is hereby amended by deleting "Exhibit C" in line 5 thereof and replacing it with "Exhibit D".

          1.7 Section 9.2(O) is hereby amended by (i) deleting the word "or" in line 7 thereof, (ii) replacing the period at the end of Section 9.2(O) with a comma, and (iii) adding the following phrase at the end of such Section "and (v) the sale of that certain parcel of property owned by Victory located at Woodcrest & Burnt Mill Road, Cherry Hill, New Jersey 08034 pursuant to that certain Agreement of Purchase and Sale dated October 28, 1996 between Victory and Vineland Construction Co.".

          1.8 Section 9.3(D) is hereby amended by deleting such Section in its entirety and replacing it with the following:

               (D) Cash Flow Coverage Ratio. MMI shall at the end of each fiscal quarter within the Term hereof shown below have a Cash Flow Coverage Ratio for the four fiscal quarters then ended as follows:


               Fiscal Quarter                   Ratio
               --------------                   -----

               Fiscal Quarters Ending on        1.1 to 1.0
               or after December 31, 1994
               but before June 30, 1996

               Fiscal Quarters Ending on        .95 to 1.0
               or after June 30, 1996 but
               before June 29, 1997

               Fiscal Quarters Ending on        1.0 to 1.0
               or after June 30, 1997 but
               before June 29, 1998

               Fiscal Quarters Ending on        1.1 to 1.0
               or after June 30, 1998

          1.9 Exhibit D to the Loan Agreement is hereby amended by deleting the address "10390 USA Today Way, Miramar, FL 33025" therein and replacing it with "3810 Executive Way, Miramar, FL 33025".

          1.10 Exhibit S to the Loan Agreement is hereby amended by adding to Exhibit S the following:

               E.   Middleby Philippines Corporation

                    1. UCC Financing Statement by PCI Bank, attached hereto.

          SECTION 2. Conditions Precedent to Effectiveness of this Amendment. The amendments to the Loan Agreement embodied in this Amendment shall not be effective (in which case such agreement shall remain in full force and effect unamended by this Amendment) unless and until the following conditions precedent have been satisfied:

          (a)  this Amendment shall have been executed by the parties hereto;

          (b) an opinion of D'Ancona & Pflaum, counsel to the Borrowers, to the effect that: (A) this Amendment has been duly authorized by all necessary corporate action on the part of the Borrowers, has been duly executed and delivered by the Borrowers and constitutes the legal, valid and binding contract of the Borrowers enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); (B) no approval, consent or withholding of objection on the part of, or filing or regulation or qualification with, any governmental body, Federal, state or local, is necessary in connection with the execution, delivery and performance of this Amendment or any other agreements being delivered by the Borrowers in connection with the amendments contemplated hereunder; (C) the execution, delivery and performance by the Borrowers of this Amendment or any other agreement being delivered in connection with the amendments contemplated hereunder do not conflict with or result in the breach of any of the provisions of, or constitute a default under or result in the breach of any of the provisions of, or constitute a default under or result in the creation or imposition of any Lien upon any property of the Borrowers pursuant to the Articles or Certificate of Incorporation or By-laws of the Borrowers or any agreement, license or other instrument known to such counsel to which any of the Borrowers is a party or by which any of such Borrowers may be bound; and such opinion shall cover such other matters relating to this Amendment and the amendments contemplated hereunder as the Lenders may reasonably request;

          (c) The Net Proceeds of the sale of the Cherry Hill Property shall be equal to approximately $4,500,000. The Borrowers shall apply the greater of (i) $2,250,000, or (ii) fifty percent (50%), of the Net Proceeds from the sale of the Cherry Hill Property to prepay the principal installments of the Term Loan in inverse order of maturity. The remaining portion of the Net Proceeds from the sale of the Cherry Hill Property shall be used to prepay the Revolving Credit Loan (without a permanent reduction in the Revolving Credit Loan Commitment);

          (d) The Parent shall have delivered its consent to the amendments contemplated hereunder and reaffirmed its obligations under the Support Agreement, by its execution and delivery of the Parent Support Letter in the form of Exhibit A hereto; and

          (e) The Northwestern Mutual Life Insurance Company shall have delivered its consent to the amendments contemplated hereunder.

          SECTION 3. Representations and Warranties of Borrowers. Each Borrower represents and warrants that:

          (a) the execution, delivery and performance by it of this Amendment has been duly authorized by all necessary corporate action or any other necessary action on their respective parts;

          (b) this Amendment has been duly executed and delivered by each Borrower;

          (c) this Amendment and the Loan Agreement are and will be, legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

          (d) the representations, warranties and covenants contained in Sections 5, 6, 7, 8 and 9 of the Loan Agreement are true and correct in all material respects on and as of the Effective Date as if made on such date;

          (e) no Default or Event of Default under the Loan Agreement has occurred and is continuing; and

          (f) since September 30, 1996 there has been no material adverse change in the business, financial or other conditions of any Borrower, or in the collateral securing the Obligations or in the prospects of any Borrower, other than the one time charge of approximately $1,371,000 from the discontinued operations of Victory.

          SECTION 4.  Reference to and Effect on Loan Agreement.

          (a) On and after the Effective Date, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import, and each reference to any of such agreements in any of the other documents delivered in connection therewith, shall mean and be a reference to the Loan Agreement as amended hereby.

          (b) Except as specifically amended above, the Loan Agreement and the Loan Documents shall remain in full force and effect and are hereby in all respects ratified and confirmed.

          (c) Notwithstanding this Amendment, Lender is not in any way obligated to further modify, extend or amend any Loan Documents or to forebear or forestall any collection efforts or other remedies it may have under the Loan Documents or at law.

          (d) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement or any of the Loan Documents.

          SECTION 5. Collateral Documents. Each Borrower has heretofore executed and delivered to the Lender certain Loan Documents and each Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Loan Documents remain in full force and effect and the rights and remedies of the Lender thereunder, the obligations of each Borrower thereunder and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for in the Loan Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

          SECTION 6. Expenses. The Borrowers agree to pay on demand all costs and expenses of or incurred by the Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and the other instruments and documents executed and delivered in connection with the transactions described herein (including the filing or recording thereof), including the fees and expenses of counsel for the Lenders.

          SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          SECTION 8. Governing Law. This Amendment shall be governed and construed with reference to the laws of the State of Illinois, without regard to principles of conflicts of law.

          SECTION 9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

          IN WITNESS WHEREOF, this Amendment has been duly executed in Chicago, Illinois, on the day and year specified at the beginning hereof.

BORROWERS:

MIDDLEBY MARSHALL INC.            VICTORY REFRIGERATION COMPANY


By:                               By:
Its:                              By:


ASBURY ASSOCIATES, INC.           VICTORY INTERNATIONAL, INC.


By:                               By:
Its:                              Its:


SANWA BUSINESS CREDIT             THE CIT GROUP/BUSINESS CREDIT
CORPORATION, as Agent and Lender       INC., as Lender


By:                               By:
Its:                              Its:

                           LIST OF EXHIBITS

               Exhibit A                Parent Support Letter

                            EXHIBIT A

                      PARENT SUPPORT LETTER

     Reference is made to that certain Second Amendment to Loan and Security Agreement dated as of December ____, 1996 by and among Middleby Marshall Inc. ("MMI"), Asbury Associates, Inc. ("AAI"), Victory Refrigeration Company ("Victory"), Victory International, Inc. ("Victory International"), the lenders who are or may from time to time become signatories thereto ("Lenders") and Sanwa Business Credit Corporation, a Delaware corporation ("SBCC"), as agent for the Lenders thereunder (SBCC, in such capacity, being "Agent"). Said Second Amendment to Loan and Security Agreement supplements and amends that certain Loan Agreement dated as of January 9, 1995 by and among MMI, AAI, the Lenders and Agent as amended by that certain First Amendment to Loan and Security Agreement dated as of March 28, 1996 among MMI, AAI, Victory, Victory International, the Lenders and Agent. Said Loan Agreement, as amended from time to time, is hereinafter referred to as the "Loan Agreement." Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Loan Agreement.

     In order to induce the Lenders and Agent to enter into the Second Amendment to Loan Agreement, The Middleby Corporation, a Delaware corporation (the "Parent Corporation"), which owns 100% of the issued and outstanding capital stock of MMI, represents, warrants and covenants to the Lenders and Agent and each successor of such party that each of the representations, warranties and covenants set forth in that certain Support Agreement delivered by the Parent Corporation on January 9, 1995 remains in full force and effect on and as of the date hereof. The Parent Corporation by its execution and delivery of this Parent Support Letter reaffirms its obligations under and pursuant to the Support Agreement and by its execution and delivery of this Parent Support Letter consents to the changes contemplated in the Second Amendment to Loan and Security Agreement.

     IN WITNESS WHEREOF, this Parent Support Letter has been executed and delivered by the Parent Corporation on this _________ day of December, 1996.

                            THE MIDDLEBY CORPORATION


                                  By
                                    Its

                                  Address:

                                  1400 Toastmaster Drive
                                  Elgin, Illinois 60120
                                  Attention:  John J. Hastings
                                  Telephone No.:  (708) 741-9215
                                  Telecopier No.:  (708) 741-9476